CALCULATION OF FILING FEE TABLE

424(b)(3)

(Form Type)

The Dow Chemical

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Calculation Fee or Forward Carry Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	5.250% InterNotes® Due December 15, 2027	457(r)	$4,556,000	100%	$4,556,000	0.0001102	$502.07

Fees to be Paid	Debt	5.550% InterNotes® Due December 15, 2032	457(r)	$1,563,000	100%	$1,563,000	0.0001102	$172.24

Fees to be Paid	Debt	5.900% InterNotes® Due December 15, 2052	457(r)	$1,865,000	100%	$1,865,000	0.0001102	$205.52

	Total Offering Amount					$7,984,000.00

	Net Fee Due							$879.83

Filed under 424(b)(3), Registration Statement No. 333-265556-01

Pricing Supplement No. 14 - Dated Monday, December 5, 2022 (To: Prospectus Dated June 13, 2022, and Prospectus Supplement Dated July 22, 2022)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054MA84	$4,556,000.00	100%	1.250%	$4,499,050.00	5.250%	Semi-Annual	12/15/2027	06/15/2023	$27.27	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 6/15/2023 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC         Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical , in whole or in part, on the interest payment date occurring on 06/15/2023 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054MA92	$1,563,000.00	100%	1.800%	$1,534,866.00	5.550%	Semi-Annual	12/15/2032	06/15/2023	$28.83	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 6/15/2023 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC         Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical , in whole or in part, on the interest payment date occurring on 06/15/2023 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054MBA8	$1,865,000.00	100%	3.150%	$1,806,252.50	5.900%	Semi-Annual	12/15/2052	06/15/2023	$30.65	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 6/15/2023 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC        Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical , in whole or in part, on the interest payment date occurring on 06/15/2023 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical 2211 H.H. Dow Way Midland, Michigan 48674

Trade Date: Monday, December 5, 2022 @ 12:00 PM ET

Settle Date: Thursday, December 8, 2022

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

The Dow Chemical The Dow Chemical InterNotes

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

Legal Matters:

In the opinion of Jonathan Wendt, Senior Managing Counsel and Assistant Secretary, of The Dow Chemical Company (the “Company”), the notes offered by this pricing supplement have been duly authorized, and when executed and issued by the Company, authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity). This opinion is given as of the date hereof and is limited to the law of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to the same assumptions and qualifications stated in the letter of such counsel dated July 22, 2022, filed in the Company’s Current Report on Form 8-K dated July 22, 2022 and incorporated by reference as Exhibit 5.1 to the Company’s registration statement on Form S-3 ASR (File No. 333-265556-01).

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.